NEWS


FOR IMMEDIATE RELEASE

Contact:  Russell H. Plumb
          Chief Financial Officer
          (404) 296-5595

                    SEROLOGICALS AGREES TO ACQUIRE
              PENTEX BLOOD PROTEINS BUSINESS FROM BAYER

ATLANTA (Dec. 2, 1998) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that it has signed an agreement to purchase essentially all of the assets of the Pentex Blood Proteins Business ("Pentex"), a unit of Bayer Corporation's Diagnostic Business Group, for approximately $29 million plus assumed liabilities. Pentex generated revenue of approximately $13.5 million in 1997 from the manufacturing, marketing and sale of purified blood protein products. Completion of the acquisition is subject to customary closing conditions including appropriate regulatory review. The transaction, which is scheduled for completion by the end of 1998, will be financed with cash on hand and proceeds from the Company's revolving line of credit. Bowles Hollowell Conner & Company, a subsidiary of First Union Capital Markets Group, advised Serologicals in the transaction.

          Pentex, founded in 1953, is a leader in the field of purified blood proteins that are marketed to customers in the diagnostics and biopharmaceutical industries in the United States and approximately 25 other countries worldwide. Pentex operates a manufacturing facility in Kankakee, Ill. that produces diagnostic products derived primarily from animal blood components. Pentex also manufactures a range of purified cell culture products. One of these products, 'Bovine EX-CYTE(R) Growth Enhancement Media Supplement' is becoming increasingly important in the manufacture of biopharmaceutical products.

          Harold J. Tenoso, Ph.D., President and Chief Executive Officer, remarked, "Pentex's successful line of blood proteins complements our existing business in antibody-based diagnostic products which are used to screen patients exposed to or at risk of contracting a specific disease or to determine blood type prior to transfusion. Pentex has established a solid record of profitability by understanding the needs of its customers early in the product development cycle and adapting existing platform products to meet those needs. Pentex also develops new technologies to produce proteins required by the industry. Bovine EX-CYTE (R), with patent protection through year 2005, is a direct result of this capability. Demand for this new cell culture media from the biopharmaceutical industry has increased significantly, and we believe there is considerable potential for continued growth."

          Tenoso added, "We believe this acquisition will contribute positively to Serologicals' results in 1999. The addition of Pentex and its employees should enable us to broaden our sales and marketing activities to a wider customer base and the combined product lines will enhance our ability to serve the diagnostics industry. Our expertise as manufacturers of monoclonal blood grouping antibodies will assist in the further penetration of the biopharmaceutical industry with media components such as EX-CYTE(R)."

          Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of specialty human antibody-based products and services to major healthcare companies. The Company's services, including donor recruitment, donor management and clinical testing services, enable it to provide value-added products that are used as the active ingredients in therapeutic products for the treatment and management of diseases such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits.



This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the closing of the acquisition, the prospects for EX-CYTE(R) and the patent protection of EX-CYTE(R) through 2005, the impact the acquisition may have on Serologicals Corporation and the Company's ability to further penetrate the biopharmaceutical industry. These forward-looking statements are subject to certain risks, uncertainties and other factors, regulatory review and approval, continued demand for EX-CYTE, maintaining the validity of EX-CYTE7 patent through 2005 and the Company's ability to successfully integrate the acquisition, which could cause actual results to differ materially. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

Serologicals is a registered trademark of Serologicals Royalty Company.



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